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                                                                     EXHIBIT 21.


                             LIST OF SUBSIDIARIES
                             --------------------



4MC-Burbank, Inc.

Digital Magic Company

Four Media Company Asia PTE. Ltd.

Anderson Video Company

4MC-Company 3, Inc.

Visualize, d.b.a. Pacific Ocean Post ("POP")

VSDD Acquisition Corporation

MSCL, Inc.

FilmCore Editorial San Francisco LLC.

FilmCore Editorial Los Angeles LLC

POP Animation